Exhibit 99.1

September 23, 2004

Dear Shareholder:

We wish to announce that Jack Stephens, DVM, the Company’s founder, has retired as the Company’s CEO and President, and has resigned from the Company’s Board of Directors. Dr. Stephens will dedicate his time to charitable endeavors, most notably continuing his work with The Skeeter Foundation and its continuing mission of supporting the human-animal bond, better health care and insurance for all pets. None of Dr. Stephens’ or his family’s stock was purchased by the Company or any third party in connection with Dr. Stephens’ retirement. Dr. Stephens and his family continue to hold approximately 5.5% of the Company’s stock, and he and his family hold options to purchase 236,819 additional shares over the next three years, for approximately 4.2% of the Company.

I have been appointed by the Board as the acting Chief Executive Officer and President. I have been in the insurance business for the last 27 years, and I have been an insurance executive for the last 5 years.

We are committed to continuing the Company’s growth and to providing world-class service to our policyholders and veterinarians. Scottsdale Insurance Company continues to maintain capital guarantees to support the Company’s business.

I assure you it is “business as usual” at the Company. Thank you for your support and goodwill as we continue to build on the Company’s growth.

Sincerely,

/s/ James W. Carney
James W. Carney
Acting Chief Executive Officer and President